Exhibit (a)(1)(A)

Offer to Purchase for Cash by

CIM Commercial Trust Corporation

of

Up to 2,693,580 Shares of its Series L Preferred Stock

At a Purchase Price of $29.12 Per Share,
to be paid in ILS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., ISRAEL TIME (9:00 A.M., NEW YORK TIME), ON NOVEMBER 20, 2019 UNLESS EXTENDED OR EARLIER TERMINATED BY US.

CIM Commercial Trust Corporation (the “Company”, “we”, “our” or “us”), a Maryland corporation and publicly traded real estate investment trust (“REIT”), hereby offers to purchase for cash up to 2,693,580 shares of its outstanding Series L Preferred Stock, par value $0.001 per share (“Series L Preferred Stock”), representing one-third of the outstanding shares of Series L Preferred Stock, at a price of $29.12 U.S. dollars (“USD”) per share of Series L Preferred Stock (the “Purchase Price”) or 102.64% of the Series L Stated Value (as defined herein) (of which $1.39 USD, or 4.90%, reflects the amount of dividends on the Series L Preferred Stock that will have accrued as of the Expiration Date), to be paid in New Israeli Shekels (“ILS”) as described below, less any applicable withholding taxes and without interest, on the terms of and subject to the conditions described in this Offer to Purchase, the related Letter of Transmittal and the related Member Holder Acceptance Notice (as defined in Section 3, “Procedures for Tender”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”.

The Purchase Price, together with past payments and dividends per share paid by the Company in respect of Series L Preferred Stock, represents a 1.13x multiple on invested capital per share (on both a USD and ILS basis) since the date of original issuance.(1)

The Purchase Price will be paid in cash in ILS, based on the weighted average of the USD/ILS exchange rates of all the transactions (which may be one or more) completed by the bank(s) through which payment is converted by, or caused to be converted by, the Company from USD to ILS on the first U.S. and Israeli business day prior to the Settlement Date (as defined in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”).

The Offer will expire at 4:00 P.M., Israel Time (9:00 A.M., New York Time), on November 20, 2019, unless the Offer is extended or earlier terminated by us (such time and date, as they may be extended, the “Expiration Date”). You may tender all or a portion of your shares of Series L Preferred Stock. You also may choose not to tender any of your shares of Series L Preferred Stock.

Only shares of Series L Preferred Stock properly tendered, and not properly withdrawn, on or prior to the Expiration Date will be eligible to be purchased. Shares of Series L Preferred Stock tendered but not purchased pursuant to the Offer, including as a result of any proration of shares tendered in the Offer, will be returned as promptly as practicable following the Expiration Date. See Section 3, “Procedures for Tender”, Section 4, “Withdrawal of Tenders”, and Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”.

Subject to applicable law, including the rules of the Securities and Exchange Commission (the “SEC”) and the Israel Securities Authority (the “ISA”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (1) to increase the Purchase Price or increase the number of shares of Series L Preferred Stock sought in the Offer and (2) to terminate the Offer and not accept for payment any shares of Series L Preferred Stock if any condition specified in Section 6, “Conditions of the Offer”, is not satisfied or waived prior to the Expiration Date. See Section 1, “Terms of the Offer; Proration”, and Section 13, “Extension, Amendment and Termination of the Offer”.

(1)         The multiples on invested capital rely on the following assumptions:  (1) shares of Series L Preferred Stock were acquired by a given holder at the original issuance on November 21, 2017 (the “Series L Closing”) at a price of 98.75 ILS per share (or approximately $28.09 USD per share, as converted at the representative exchange rate of 3.5160 ILS/USD on November 20, 2017, as published by the Bank of Israel on its website) (the “Original Issuance Price”); (2) the payment in respect of Series L Preferred Stock refers to the commitment fee of 2.5% of the Original Issuance Price that was paid at the Series L Closing to “classified investors” (representing purchasers of approximately 99.6% of the Series L Preferred Stock issued at the Series L Closing); (3) the dividend in respect of Series L Preferred Stock refers to the dividend paid on January 17, 2019 of 6.3552 ILS per share (or approximately $1.72 USD per share, as converted at the representative exchange rate of 3.6880 ILS/USD on January 17, 2019, as published by the Bank of Israel on its website); (4) the Purchase Price of $29.12 USD, which will be paid in ILS, is assumed to be converted by the Company at the Informative Exchange Rate (as defined in herein), for an actual purchase price in respect of tendered shares (based on such assumed rate) of approximately 102.88 ILS per share; and (5) the multiples do not include the effect of any inflation, applicable taxes or spread in exchange ratios, which may cause actual results to vary materially from the multiples. Any deviation from these assumptions may lead to a materially different result. The exchange rate at which the Purchase Price is actually converted to ILS for payment may vary significantly from these assumptions. Holders of Series L Preferred Stock are encouraged to assess their own multiple on invested capital prior to deciding whether and to what extent to tender their shares of Series L Preferred Stock.

The Offer is not conditioned upon the receipt of financing or the tender of any minimum or maximum number of shares of Series L Preferred Stock. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer”. We intend to fund the aggregate Purchase Price for shares of Series L Preferred Stock accepted for payment pursuant to the Offer, and related fees and expenses, from borrowings under our revolving credit facility (consistent with our targeted capital structure of 45% common equity and 55% debt and preferred equity). See Section 8, “Source and Amount of Funds”.

The tender of shares of Series L Preferred Stock, and the subsequent acceptance of and payment for such shares by us in the Offer, will generally be a taxable transaction for U.S. federal income tax and/or Israeli income tax purposes. See Section 12, “Certain Material U.S. Federal Income Tax and Israeli Income Tax Consequences”. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ISRAELI TENDER OFFER COORDINATOR (AS DEFINED BELOW), THE U.S. INFORMATION AGENT (AS DEFINED BELOW)  OR THE U.S. DEPOSITARY (AS DEFINED HEREIN), OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, (1) MAKES ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES L PREFERRED STOCK IN THE OFFER OR (2) AUTHORIZES ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SERIES L PREFERRED STOCK IN THE OFFER AND, IF SO, THE NUMBER OF SUCH SHARES TO TENDER. Before making your decision, we urge you to carefully read this Offer to Purchase, the related Letter of Transmittal and the related Acceptance Notice in their entirety, including the information incorporated by reference into such documents and including Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.  You are urged to discuss your decision with your tax advisor, financial advisor and/or broker, dealer, commercial bank, trust company, TASE member or other nominee.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION, THE ISA OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Israel Brokerage & Investments, I.B.I. Ltd., in its capacity as the Israeli tender offer coordinator (the “Israeli Tender Offer Coordinator”), or to Georgeson LLC, in its capacity as U.S. information agent (the “U.S. Information Agent”), at the telephone numbers and locations listed on the back cover of this Offer to Purchase. Holders of Series L Preferred Stock may also contact their broker, dealer, commercial bank, trust company, Tel Aviv Stock Exchange (the “TASE”) member or other nominee and/or financial advisor for assistance concerning the Offer.

October 22, 2019

IMPORTANT

The Offer is being conducted in the United States and Israel and is subject both to U.S. federal securities laws and the Israeli Securities Law of 1968, as amended. The Offer has not been approved or disapproved by the SEC, any state securities commission or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares of Series L Preferred Stock in the Offer. You should rely on the information contained in this Offer to Purchase and the related documents delivered to you, including the Letter of Transmittal and Acceptance Notice, or incorporated by reference into this Offer to Purchase. We have not authorized any person to provide you with any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the related documents delivered to you, including the Letter of Transmittal and Acceptance Notice, or incorporated by reference into this Offer to Purchase. If anyone makes any recommendation or representation to you or provides you with any information, you must not rely on that recommendation, representation or information as having been authorized by the Company, any member of our board of directors, the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary, or any of our or their respective affiliates or representatives.

THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE RELATED MEMBER HOLDER ACCEPTANCE NOTICE CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Holders of Series L Preferred Stock desiring to tender shares of Series L Preferred Stock that are held through a TASE member (“Member Holders”) should tender such shares, through their TASE member, to the Israeli Tender Offer Coordinator; all other holders of Series L Preferred Stock (“Non-Member Holders”) should tender such shares to Computershare Trust Company, N.A. (together with its parent company, Computershare Inc., the “U.S. Depositary”). All tenders should be made in accordance with the applicable instructions set forth in Section 3, “Procedures for Tender”. For the addresses and telephone numbers of the Israeli Tender Offer Coordinator and the U.S. Depositary, see the back cover of this Offer to Purchase.

The Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, unless extended or earlier terminated by us. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company, TASE member or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company, TASE member or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Only shares properly tendered and not properly withdrawn on or prior to the Expiration Date will be purchased. We will return any shares that we do not purchase promptly following the Expiration Date. See Section 1, “Terms of the Offer; Proration”.

The Offer is intended only to be available to holders of Series L Preferred Stock within the United States and Israel, pursuant to the applicable laws of such jurisdictions. We are not aware of holders of Series L Preferred Stock in any other jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer to Purchase and the documents incorporated by reference herein may be considered forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of the Company on a prospective basis. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “target”, “could”, “would”, “should”, “estimate”, “continue”, “pursue” or “potential”, or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

Forward-looking statements are necessarily estimates reflecting the judgment of the Company and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. The Company bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. There can be no assurance that the results and events contemplated by the forward-looking statements will in fact transpire or, if they do transpire, that they will occur or have the anticipated effects. New factors emerge from time to time, and it is not possible for the Company to predict all of them. Nor can the Company assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements.

Forward-looking statements are not guarantees of performance or results and speak only as of the date they are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except as required by law.

You should carefully consider the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 before you make a decision with respect to the Offer, along with the following factors that could cause actual results to vary from our forward-looking statements:

•                  our ability to complete the Offer;

•                  the price at which the shares of Series L Preferred Stock trade on the Nasdaq Global Market (“Nasdaq”) and the TASE, which may be higher or lower than the Purchase Price;

•                  the currency exchange rate between USD and ILS;

•                  the price and time at which, and the extent to which, we may make additional repurchases of shares of Series L Preferred Stock following the completion of the Offer; and

•                  the terms, timing, costs and interest rate on any indebtedness incurred to fund the Offer and any future repurchases of Series L Preferred Stock.

SUMMARY TERM SHEET

We are providing this Summary Term Sheet for your convenience. This Summary Term Sheet highlights certain material information in this Offer to Purchase, but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase, the related Letter of Transmittal, the related Acceptance Notice and any amendments or supplements hereto or thereto (collectively, the “Offer”). Where helpful, we have included in this Summary Term Sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this Summary Term Sheet.

Q:          Who is offering to purchase my shares of Series L Preferred Stock?

A:           CIM Commercial Trust Corporation, which we refer to as the “Company”, “we”, “our” or “us”.

Q:          Why is the Company making the Offer?

A:           The Company is conducting the Offer in order to proactively manage the maturity profile of its obligations and decrease the weighted average cost of capital.  The Offer will also enable each holder of shares of Series L Preferred Stock the option, earlier than such holder would have been permitted to redeem such shares, to tender such shares of Series L Preferred Stock to the Company in exchange for cash. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

Q:          What does the Company intend to do with the shares of Series L Preferred Stock that are tendered in the Offer?

A:           Shares of Series L Preferred Stock accepted for payment by us in the Offer will be restored to the status of authorized but unissued shares of preferred stock without designation as to class or series.

Q:          How many shares of Series L Preferred Stock is the Company offering to purchase?

A:           We are offering to purchase 2,693,580 shares of Series L Preferred Stock properly tendered in the Offer, or such fewer number of shares of Series L Preferred Stock as are properly tendered and not properly withdrawn at or prior to the Expiration Date, which is 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, or such other date and time to which we extend the Offer in accordance with the terms of the Offer. The Offer represents an offer by the Company to repurchase up to one-third of the outstanding shares of Series L Preferred Stock as of the date of this Offer to Purchase. Subject to applicable law, we expressly reserve the right, in our sole discretion, to increase the number of shares of Series L Preferred Stock sought in the Offer or increase the Purchase Price. In accordance with the rules of the ISA, we may not decrease the number of shares of Series L Preferred Stock sought in the Offer or decrease the Purchase Price. See Section 1, “Terms of the Offer; Proration”.

Q:          What happens if more than 2,693,580 shares of Series L Preferred Stock are tendered in the Offer?

A:           On the terms and subject to the conditions of the Offer, if the number of shares of Series L Preferred Stock properly tendered and not properly withdrawn prior to the Expiration Date exceeds 2,693,580 shares, we will purchase shares of Series L Preferred Stock from all stockholders who properly tender shares of Series L Preferred Stock and do not properly withdraw them prior to the Expiration Date, on a pro rata basis (provided that we will not purchase any fractional shares), in an aggregate amount of 2,693,580 shares of Series L Preferred Stock. See Section 1, “Terms of the Offer; Proration”, Section 3, “Procedures for Tender”, and Section 4, “Withdrawal of Tenders”.

Q:          Am I required to tender my shares of Series L Preferred Stock?

A:           No. Holders of shares of Series L Preferred Stock are not required to tender any of their shares of Series L Preferred Stock. The decision whether to sell or retain your shares is up to you. All rights and obligations under the terms of the Series L Preferred Stock, including the obligation of the Company to pay dividends in respect of such shares, will continue with respect to the shares of Series L Preferred Stock that remain outstanding after the Expiration Date. If the Company completes the Offer, the percentage ownership interest of any holder of Series L Preferred Stock that does not tender shares in the Offer will automatically increase. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

Q:          May I tender all of the shares of Series L Preferred Stock that I hold?

A:           Yes. You may tender all or a portion of your shares of Series L Preferred Stock. However, your tender will be subject to the proration provisions described above. See Section 1, “Terms of the Offer; Proration”.

Q:          Will all shares of Series L Preferred Stock that I tender in the Offer be accepted by the Company?

A:           On the terms and subject to the conditions of the Offer, all shares of Series L Preferred Stock that are properly tendered in accordance with the procedures set forth in Section 3, “Procedures for Tender”, and not properly withdrawn in accordance with the procedures set forth in Section 4, “Withdrawal of Tenders”, will be accepted for payment by the Company, unless the aggregate number of shares of Series L Preferred Stock properly tendered and not properly withdrawn exceeds 2,693,580 shares, in which case proration will apply (as described above). We will not accept shares of Series L Preferred Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Series L Preferred Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares of Series L Preferred Stock. See Section 1, “Terms of the Offer; Proration”.

Q:          What happens to tendered shares of Series L Preferred Stock that are not accepted for payment?

A:           If your tendered shares of Series L Preferred Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such shares will be returned to you promptly following the Expiration Date or the termination of the Offer in accordance with the procedures described in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”.

Q:          What will I receive if I tender my shares of Series L Preferred Stock and they are accepted?

A:           On the terms and subject to the conditions of the Offer, for each share of Series L Preferred Stock properly tendered and accepted by us, we will pay to the tendering holder as promptly as practicable following the Expiration Date the Purchase Price of $29.12 USD per share or 102.64% of the Series L Stated Value, (of which $1.39 USD, or 4.90%, reflects the amount of dividends on the Series L Preferred Stock that will have accrued as of the Expiration Date), to be paid in ILS as described below, less any applicable withholding taxes and without interest. The Purchase Price will be paid in cash in ILS, based on the weighted average of the USD/ILS exchange rates of all the transactions (which may be one or more) completed by the bank(s) through which payment is converted by the Company from USD to ILS on the first U.S. and Israeli business day prior to the Settlement Date (as defined in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”). See Section 1, “Terms of the Offer; Proration”.

Q:          Will the Purchase Price be adjusted for any change in exchange rates?

A:           No. The Purchase Price will not be adjusted for any fluctuations in exchange rates. As of October 18, 2019, the representative ILS to USD exchange rate, as published by the Bank of Israel on its website, was 3.5330 ILS/USD (the “Informative Exchange Rate”). You are encouraged to obtain the current exchange rate and Series L Preferred Stock trading quotations before deciding whether to tender your shares.

Q:          If I tender shares of Series L Preferred Stock, will I receive any dividends that become payable in respect of such shares prior to the settlement date with respect to such dividend assuming I hold such shares on the record date for such dividend?

A:           There will be no dividends declared on the Series L Preferred Stock after the date of this Offer to Purchase having a record date prior to the Settlement Date. On this basis, the Purchase Price includes the amount of dividends that will have accrued as of the Expiration Date ($1.39 USD).

Q:          How will the offer be financed?

A:           We intend to fund the aggregate Purchase Price for shares of Series L Preferred Stock accepted for payment pursuant to the Offer, and related fees and expenses, from borrowings under our revolving credit facility (consistent with our targeted capital structure of 45% common equity and 55% debt and preferred equity). See Section 8, “Source and Amount of Funds”.

Q:          Are the Company’s payment obligations under the Offer guaranteed?

A:           In accordance with Israeli regulations, the Israeli Tender Offer Coordinator, as a member of the TASE, has agreed to guarantee our obligation to pay for the shares of Series L Preferred Stock properly tendered and not properly withdrawn in the Offer. The Company shall ensure the payment of the consideration offered pursuant to the Offer with a guarantee furnished to the Israeli Tender Offer Coordinator, to the satisfaction of the Israeli Tender Offer Coordinator.

Q:          How long do I have to tender my shares of Series L Preferred Stock in the Offer?

A:           The Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, unless extended or earlier terminated by us in accordance with the terms of the Offer. If a broker, dealer, commercial bank, trust company, TASE member or other nominee holds your Series L Preferred Stock, you should promptly contact such nominee to determine whether such nominee has an earlier deadline for tendering shares in the Offer. See Section 1, “Terms of the Offer; Proration”, and Section 3, “Procedures for Tender”.

Q:          Under what circumstances can the Offer be extended, amended or terminated?

A:           We reserve the right to extend the Offer for any reason or no reason at all. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer, until one Israeli business day preceding the Expiration Date. Further, we may be required by law to extend the Offer if we make a material change in the terms of the Offer or in the information contained in this Offer to Purchase or waive a material condition to the Offer, or if the ISA determines this Offer to Purchase is deficient. Lastly, we reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Offer at any time prior to the Expiration Date if any condition to the Offer is not met. If the Offer is terminated, no shares of Series L Preferred Stock will be accepted for payment, and any shares of Series L Preferred Stock that were tendered will be promptly returned to the holder. For more information, see Section 6, “Conditions of the Offer”, and Section 13, “Extension, Amendment and Termination of the Offer”.

Q:          How will I be notified if the Offer is extended, amended or terminated?

A:           We will promptly make a public announcement if the Offer is extended, amended or terminated. For more information regarding the form of notification, see Section 13, “Extension, Amendment and Termination of the Offer”.

Q:          What are the conditions to the Offer?

A:           Our obligation to accept for payment and pay for shares of Series L Preferred Stock tendered in the Offer depends upon a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the Expiration Date as specified in Section 6, “Conditions of the Offer”. The Offer is not conditioned on the receipt of financing or the tender of any minimum or maximum number of shares of Series L Preferred Stock. Each condition of the Offer is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. If any of the conditions are not satisfied or waived, we will not complete the Offer.

Q:          How do I tender shares of Series L Preferred Stock in the Offer?

A:           Please refer to Section 3, “Procedures for Tender”, and the instructions to the Letter of Transmittal for a detailed description of the procedures you must follow to tender shares of Series L Preferred Stock in the Offer.

Q:          If I tender shares of Series L Preferred Stock in the Offer and change my mind, can I withdraw my tender?

A:           Yes. You may withdraw previously tendered shares of Series L Preferred Stock at any time prior to 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date. See Section 4, “Withdrawal of Tenders”.

Q:          Will I have to pay any fees or commissions if I tender my Series L Preferred Stock?

A:           Tendering holders are not obligated to pay brokerage fees or commissions to us or the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary. However, if your shares of Series L Preferred Stock are held through a broker, dealer, commercial bank, trust company, TASE member or other nominee who tenders such shares on your behalf, such nominee may charge you a commission for doing so. You should consult with your nominee to determine whether any charges will apply. See Section 3, “Procedures for Tender”.

Q:          What are the U.S. tax considerations of participating in the Offer?

A:           The receipt of cash for your tendered shares of Series L Preferred Stock will generally be treated as a sale or exchange for U.S. federal income tax purposes. We recommend that you consult with your tax advisor with respect to your particular situation, including the possibility, if you or a related party owns other shares of the Company, that your receipt of cash might be treated as a taxable distribution. See Section 12, “Certain Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

Q:          What are the Israeli tax considerations of participating in the Offer?

A:           The tender of Series L Preferred Stock in exchange for cash should generally be a taxable event for Israeli income tax purposes, and any real gain realized in connection with such tender should generally be taxable based on the marginal income tax rates for individual stockholders. We recommend that you consult with your tax advisor to determine the particular tax consequences to you of participating or not participating in the Offer in light of your particular circumstances. See Section 12, “Certain Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

Q:          Whom do I contact if I have questions about the Offer?

A:           Questions and requests for assistance may be directed to the Israeli Tender Offer Coordinator or the U.S. Information Agent at the telephone numbers and locations set forth on the back cover of this Offer to Purchase. You may request from the Israeli Tender Offer Coordinator or the U.S. Information Agent, at the Company’s expense, copies of this Offer to Purchase, the Letter of Transmittal, the Acceptance Notice and other Offer documents. Holders of Series L Preferred Stock may also contact their broker, dealer, commercial bank, trust company, TASE member or other nominee and/or financial advisor for assistance concerning the Offer.

SIGNIFICANT CONSIDERATIONS

You should carefully read and consider the all information contained in this Offer to Purchase, including the items below, as well as the risk factors regarding the Series L Preferred Stock and our business, assets and operations set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, before making a decision to participate in the Offer.

If the Offer results in less than 100 stockholders holding shares of Series L Preferred Stock, then the Series L Preferred Stock may be delisted from Nasdaq and/or the TASE.

As of August 12, 2019, there were more than 550 holders of Series L Preferred Stock.  We believe that our purchase of up to 2,693,580 shares of Series L Preferred Stock pursuant to the Offer will not result in less than 100 stockholders holding shares of Series L Preferred Stock.  However, if the number of holders of Series L Preferred Stock falls below 100, the Series L Preferred Stock may be delisted from Nasdaq and the TASE, in which case there would no longer be a public market to sell shares of Series L Preferred Stock. We will not know if the Offer causes the number of holders of Series L Preferred Stock to fall below 100 until after the Expiration Date and we will be unable to terminate the Offer solely because there may be less than 100 holders of Series L Preferred Stock following the Offer. See Section 6, “Conditions of the Offer”.

The Company makes no recommendation as to whether you should participate in the Offer, nor has the Company obtained a third-party determination that the Offer is fair to holders of Series L Preferred Stock.

None of the Company, any member of our Board of Directors, the Israeli Tender Offer Coordinator, the U.S. Information Agent, the U.S. Depositary, or any of our or their respective affiliates or representatives, has made, or is making, any recommendation regarding whether you should tender or refrain from tendering your Series L Preferred Stock in the Offer. Accordingly, you must make your own determination as to whether to tender your Series L Preferred Stock in the Offer and, if so, the number of such shares to tender. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of our Series L Preferred Stock for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. Before making your decision, we urge you to carefully read this Offer to Purchase, the related Letter of Transmittal and the related Acceptance Notice in their entirety, including the information incorporated by reference into such documents and including Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”. You are urged to discuss your decision with your tax advisor, financial advisor and/or broker, dealer, commercial bank, trust company, TASE member or other nominee.

Holders that participate in the Offer will not receive future dividends in respect of the shares of Series L Preferred Stock accepted for purchase by the Company.

The Company will not declare a dividend on the Series L Preferred Stock after the date of this Offer to Purchase having a record date prior to the Settlement Date. On this basis, the Purchase Price includes the amount of dividends that will have accrued as of the Expiration Date ($1.39 USD).  However, holders of Series L Preferred Stock who tender shares in the Offer that are accepted for purchase by the Company will not be entitled to receive any other compensation in respect of any dividends on such shares that accrue during the period between the Expiration Date and the Settlement Date, or to receive any future dividends on such shares of Series L Preferred Stock paid after the Settlement Date.

INTRODUCTION

To the holders of our Series L Preferred Stock:

CIM Commercial Trust Corporation invites its stockholders to tender all or a portion of their shares of Series L Preferred Stock for purchase by the Company at the Purchase Price of $29.12 USD per share or 102.64% of the Series L Stated Value (of which $1.39 USD, or 4.90%, reflects the amount of dividends on the Series L Preferred Stock that will have accrued as of the Expiration Date), to be paid in ILS as described below, less any applicable withholding taxes and without interest, on the terms of and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in the related Acceptance Notice. The Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, unless extended or earlier terminated by us.

The Purchase Price, together with past payments and dividends per share paid by the Company in respect of Series L Preferred Stock, represents a 1.13x multiple on invested capital per share (on both a USD and ILS basis) since the date of original issuance.(2)

The Purchase Price will be paid in cash in ILS, based on the weighted average of the USD/ILS exchange rates of all the transactions (which may be one or more) completed by the bank(s) through which payment is converted by, or caused to be converted by, the Company from USD to ILS on the first U.S. and Israeli business day prior to the Settlement Date (as defined in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”).

Only shares of Series L Preferred Stock properly tendered, and not properly withdrawn, will be eligible to be purchased in the Offer. However, because of the proration provision described in this Offer to Purchase, all of the shares of Series L Preferred Stock tendered may not be purchased if more than the number of shares of Series L Preferred Stock we seek are properly tendered and not properly withdrawn. See Section 1, “Terms of the Offer; Proration”, Section 3, “Procedures for Tender”, Section 4, “Withdrawal of Tenders”, and Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”.

Subject to applicable law, including the rules of the SEC and the ISA, we expressly reserve the right, in our sole discretion, at any time and from time to time, (1) to increase the Purchase Price or increase the number of shares of Series L Preferred Stock sought in the Offer and (2) to terminate the Offer and not accept for payment any shares of Series L Preferred Stock if any condition specified in Section 6, “Conditions of the Offer”, is not satisfied or waived prior to the Expiration Date. See Section 1, “Terms of the Offer; Proration”, and Section 13, “Extension, Amendment and Termination of the Offer”.

The Offer is not conditioned upon the receipt of financing or the tender of any minimum or maximum number of shares of Series L Preferred Stock. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer”. We intend to fund the aggregate Purchase Price for shares of Series L Preferred Stock accepted for payment pursuant to the Offer, and related fees and expenses, from borrowings under our revolving credit facility (consistent with our targeted capital structure of 45% common equity and 55% debt and preferred equity). See Section 8, “Source and Amount of Funds”.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ISRAELI TENDER OFFER COORDINATOR, THE U.S. INFORMATION AGENT OR THE U.S. DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, (1) MAKES ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES L PREFERRED STOCK IN THE OFFER OR (2) AUTHORIZES ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SERIES L PREFERRED STOCK IN THE OFFER AND, IF SO, THE NUMBER OF SUCH SHARES TO TENDER. Before making your decision, we urge you to carefully read this Offer to Purchase, the related Letter of Transmittal and the related Acceptance Notice in their entirety, including the information incorporated by reference into such documents and including Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

(2)         The multiples on invested capital rely on the following assumptions:  (1) shares of Series L Preferred Stock were acquired by a given holder at the Series L Closing at the Original Issuance Price; (2) the payment in respect of Series L Preferred Stock refers to the commitment fee of 2.5% of the Original Issuance Price that was paid at the Series L Closing to “classified investors” (representing purchasers of approximately 99.6% of the Series L Preferred Stock issued at the Series L Closing); (3) the dividend in respect of Series L Preferred Stock refers to the dividend paid on January 17, 2019 of 6.3552 ILS per share (or approximately $1.72 USD per share, as converted at the representative exchange rate of 3.6880 ILS/USD on January 17, 2019, as published by the Bank of Israel on its website); (4) the Purchase Price of $29.12 USD, which will be paid in ILS, is assumed to be converted by the Company at the Informative Exchange Rate, for an actual purchase price in respect of tendered shares (based on such assumed rate) of approximately 102.88 ILS per share; and (5) the multiples do not include the effect of any inflation, applicable taxes or spread in exchange ratios, which may cause actual results to vary materially from the multiples. Any deviation from these assumptions may lead to a materially different result. The exchange rate at which the Purchase Price is actually converted to ILS for payment may vary significantly from these assumptions. Holders of Series L Preferred Stock are encouraged to assess their own multiple on invested capital prior to deciding whether and to what extent to tender their shares of Series L Preferred Stock.

You are urged to discuss your decision with your tax advisor, financial advisor and/or broker, dealer, commercial bank, trust company, TASE member or other nominee.

Tendering stockholders are not obligated to pay brokerage fees or commission to us or the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary. However, if a holder tenders shares of Series L Preferred Stock through its broker, dealer, commercial bank, trust company, TASE member or other nominee who tenders such shares on his, her or its behalf, such nominee may charge a commission for doing so. Additionally, any tendering stockholder or other payee who fails to timely complete, sign and return to the U.S. Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to such tendering stockholder or other payee pursuant to the Offer. See Section 3, “Procedures for Tender”, and Section 12, “Certain Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

We will pay the reasonable and customary fees of, and expenses incurred in connection with the Offer by, the Israeli Tender Offer Coordinator, the U.S. Information Agent and the U.S. Depositary. See Section 14, “Fees and Expenses”.

Our Series L Preferred Stock is traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP”. As of October 21, 2019, there were 8,080,740 shares of Series L Preferred Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, there will be 5,387,160 shares of Series L Preferred Stock outstanding immediately following the purchase of shares of Series L Preferred Stock tendered in the Offer (based on the number of shares of Series L Preferred Stock outstanding as of October 21, 2019).

The last reported sale price of the shares of Series L Preferred Stock on the last full trading day before we commenced the Offer was $26.85 USD per share on Nasdaq on October 21, 2019, and 95.00 ILS per share on the TASE (or the equivalent of approximately $26.89 USD at the Informative Exchange Rate) on October 17, 2019. Tendering stockholders whose shares of Series L Preferred Stock are accepted for payment will lose the opportunity to trade such shares of Series L Preferred Stock and the chance to participate in any future market upside of the Series L Preferred Stock. The trading price of our shares of Series L Preferred Stock on Nasdaq or the TASE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Series L Preferred Stock before deciding whether to tender their shares. See Section 7, “Market Information; Dividends on Series L Preferred Stock”.

The Offer to Purchase, the related Letter of Transmittal and the related Acceptance Notice contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer; Proration

Terms of the Offer

We are offering to purchase for cash up to 2,693,580 shares of our Series L Preferred Stock, representing one-third of the outstanding shares of Series L Preferred Stock and none of the voting power of the Company, at the Purchase Price of $29.12 USD per share or 102.64% of the Series L Stated Value (of which $1.39 USD, or 4.90%, reflects the amount of dividends on the Series L Preferred Stock that will have accrued as of the Expiration Date), to be paid in ILS as described below, less any applicable withholding taxes and without interest, on the terms of and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in the related Acceptance Notice. The Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, unless extended or earlier terminated by us.

The Purchase Price, together with past payments and dividends per share paid by the Company in respect of Series L Preferred Stock, represents a 1.13x multiple on invested capital per share (on both a USD and ILS basis) since the date of original issuance.(3)

The Purchase Price will be paid in cash in ILS, based on the weighted average of the USD/ILS exchange rates of all the transactions (which may be one or more) completed by the bank(s) through which payment is converted by the Company from USD to ILS on the first U.S. and Israeli business day prior to the Settlement Date (as defined in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”).

Our board of directors approved the Offer, which under Maryland law is deemed a distribution, on October 21, 2019. In connection with such approval, our board of directors determined that the Offer will not cause the Company to be unable to pay its indebtedness as such indebtedness becomes due in the usual course of business or cause the total assets of the Company to be less than its total liabilities in accordance with applicable Maryland law.  The aggregate Purchase Price, assuming the Offer is fully subscribed, will be $78,437,049.60.  As of June 30, 2019, the Company had distributions in excess of earnings of $105,634,000.  The Company expects that it will continue to have distributions in excess of earnings following the completion of the Offer and that such excess will be materially more than the excess as of June 30, 2019 as the Company paid a special dividend on its shares of Common Stock in August 2019 and the Company intends to fund the aggregate Purchase Price for shares of Series L Preferred Stock accepted for payment pursuant to the Offer and pay related fees and expenses from borrowings under its revolving credit facility (consistent with our targeted capital structure of 45% common equity and 55% debt and preferred equity).

There will be no dividends declared on the Series L Preferred Stock after the date of this Offer to Purchase having a record date prior to the Settlement Date. On this basis, the Purchase Price includes the amount of dividends that will have accrued as of the Expiration Date ($1.39 USD).  Holders of shares of Series L Preferred Stock who tender their shares will not be entitled to receive in respect of any such shares accepted for payment by the Company (1) any additional compensation in respect of any dividends that accrue between the Expiration Date and the Settlement Date or (2) payment of any dividends for which the relevant record date occurs after the Settlement Date.

The Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on November 20, 2019, unless extended or earlier terminated by us. You may tender all or a portion of your shares of Series L Preferred Stock. You also may choose not to tender any of your shares of Series L Preferred Stock. To tender your shares of Series L Preferred Stock you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal, the Acceptance Notice and the other documents related to the Offer.

(3)         The multiples on invested capital rely on the following assumptions:  (1) shares of Series L Preferred Stock were acquired by a given holder at the Series L Closing at the Original Issuance Price; (2) the payment in respect of Series L Preferred Stock refers to the commitment fee of 2.5% of the Original Issuance Price that was paid at the Series L Closing to “classified investors” (representing purchasers of approximately 99.6% of the Series L Preferred Stock issued at the Series L Closing); (3) the dividend in respect of Series L Preferred Stock refers to the dividend paid on January 17, 2019 of 6.3552 ILS per share (or approximately $1.72 USD per share, as converted at the representative exchange rate of 3.6880 ILS/USD on January 17, 2019, as published by the Bank of Israel on its website); (4) the Purchase Price of $29.12 USD, which will be paid in ILS, is assumed to be converted by the Company at the Informative Exchange Rate, for an actual purchase price in respect of tendered shares (based on such assumed rate) of approximately 102.88 ILS per share; and (5) the multiples do not include the effect of any inflation, applicable taxes or spread in exchange ratios, which may cause actual results to vary materially from the multiples. Any deviation from these assumptions may lead to a materially different result. The exchange rate at which the Purchase Price is actually converted to ILS for payment may vary significantly from these assumptions. Holders of Series L Preferred Stock are encouraged to assess their own multiple on invested capital prior to deciding whether and to what extent to tender their shares of Series L Preferred Stock.

Only shares of Series L Preferred Stock properly tendered in accordance with Section 3, “Procedures for Tender”, and not properly withdrawn in accordance with Section 4, “Withdrawal of Tenders”, will be purchased by the Company. Because of the proration provision of the Offer, all of the shares of Series L Preferred Stock tendered will not be purchased if more than 2,693,580 shares of Series L Preferred Stock are properly tendered and not properly withdrawn. All shares of Series L Preferred Stock tendered and not purchased in the Offer, including shares of Series L Preferred Stock not purchased because of proration, will be returned to the tendering stockholders promptly following the Expiration Date as described in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”.

We will not accept shares of Series L Preferred Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Series L Preferred Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares in the Offer. Depending on the number of shares of Series L Preferred Stock tendered and the proration factor applied (as described below), if the number of shares of Series L Preferred Stock accepted for purchase would result in a fractional share, appropriate adjustments will be made to avoid the purchase by the Company of a fractional share.

If we increase the number of shares of Series L Preferred Stock sought in the Offer or increase the Purchase Price, then the Offer must remain open for at least ten U.S. business days following the date that notice of such change is first published, sent or given in the manner specified in Section 13, “Extension, Amendment and Termination of the Offer”. For purposes of the Offer, a “U.S. business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.  In accordance with the rules of the ISA, we may not decrease the number of shares of Series L Preferred Stock sought in the Offer or decrease the Purchase Price.

The Offer is not conditioned upon the receipt of financing or the tender of any minimum or maximum number of shares of Series L Preferred Stock. The Offer is, however, subject to a number of other terms and conditions, as set forth in Section 6, “Conditions of the Offer”.

Proration

On the terms and subject to the conditions of the Offer, if the number of shares of Series L Preferred Stock properly tendered and not properly withdrawn prior to the Expiration Date exceeds 2,693,580 shares of Series L Preferred Stock, we will purchase a portion of such Series L Preferred Stock, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares of Series L Preferred Stock, until we have purchased 2,693,580 shares of Series L Preferred Stock.

Subject to adjustment to avoid the purchase of fractional shares of Series L Preferred Stock, the proration factor will be equal to (1) 2,693,580 shares, the number of shares of Series L Preferred Stock that we are offering to purchase, divided by (2) the number of shares of Series L Preferred Stock properly tendered and not properly withdrawn by all stockholders in the Offer. In the event of proration, the Company will determine the proration factor and each of the Israeli Tender Offer Coordinator and the U.S. Depositary will pay for the tendered shares of Series L Preferred Stock tendered to such Depositary and accepted for payment promptly after such final results of proration are determined. If the number of shares of Series L Preferred Stock tendered by a holder would result in a fractional share after application of the proration factor, appropriate adjustments will be made to avoid the purchase by the Company of a fractional share.

2. Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

Purpose of the Offer

In considering the Offer, our board of directors reviewed a broad range of factors, including our results of operations, financial condition, capital requirements, general business conditions, and strategy. The Company is conducting the Offer in order to proactively manage the maturity profile of its obligations and decrease the weighted average cost of capital.  The Offer will also enable each holder of shares of Series L Preferred Stock the option, earlier than such holder would have been permitted to redeem such shares, to tender such shares of Series L Preferred Stock to the Company in exchange for cash.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ISRAELI TENDER OFFER COORDINATOR, THE U.S. INFORMATION AGENT OR THE U.S. DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES L PREFERRED STOCK IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SERIES L PREFERRED STOCK IN THE OFFER AND, IF SO, THE NUMBER OF SUCH SHARES TO TENDER. WE HAVE NOT RETAINED, AND DO NOT INTEND TO RETAIN, ANY UNAFFILIATED REPRESENTATIVE TO ACT SOLELY ON BEHALF OF THE HOLDERS OF OUR SERIES L PREFERRED STOCK FOR PURPOSES OF NEGOTIATING THE OFFER OR PREPARING A REPORT CONCERNING THE FAIRNESS OF THE OFFER. BEFORE MAKING YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE RELATED ACCEPTANCE NOTICE IN ITS ENTIRETY, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, TASE MEMBER OR OTHER NOMINEE.

Certain Effects of the Offer

As of October 21, 2019, there were 8,080,740 shares of Series L Preferred Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, there will be 5,387,160 shares of Series L Preferred Stock outstanding immediately following the purchase of shares of Series L Preferred Stock tendered in the Offer (based on the number of shares of Series L Preferred Stock outstanding as of October 21, 2019). The actual number of shares of Series L Preferred Stock outstanding immediately following completion of the Offer will depend on the number of shares of Series L Preferred Stock tendered and purchased in the Offer.

Stockholders who do not tender their shares of Series L Preferred Stock in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares of Series L Preferred Stock or proration will continue to have all rights associated with the ownership of such retained shares, including the right to receive or accrue dividends in respect of such shares, while also bearing the attendant risks associated with owning shares of Series L Preferred Stock.

Stockholders may be able to sell any retained shares of Series L Preferred Stock in the future at a net price significantly higher or lower than the Purchase Price. We can give no assurance as to the price at which stockholders may be able to sell shares of Series L Preferred Stock in the future.

If participation in the Offer is high, the trading market for the remaining outstanding shares of Series L Preferred Stock as compared to periods prior to the Offer may be less liquid and market prices may fluctuate significantly if the volume of Series L Preferred Stock trading declines. If the total number of outstanding shares of Series L Preferred Stock is reduced as a result of the Offer, the Series L Preferred Stock may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for holders of shares of Series L Preferred Stock that do not tender their shares in the Offer to sell their shares of Series L Preferred Stock. On the other hand, tendering stockholders whose shares of Series L Preferred Stock are accepted for payment will lose the opportunity to trade such shares of Series L Preferred Stock and the chance to participate in any future market upside of the Series L Preferred Stock, or any future repurchase of the Series L Preferred Stock by the Company. See “Plans or Proposals” in this Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals” and Section 7, “Market Information; Dividends on Series L Preferred Stock”.

We believe that our purchase of up to 2,693,580 shares of Series L Preferred Stock pursuant to the Offer will not result in the delisting of the Series L Preferred Stock from Nasdaq or the TASE. See “SIGNIFICANT CONSIDERATIONS” and Section 6, “Conditions of the Offer”.

Shares of Series L Preferred Stock that are properly tendered and accepted for payment will be accounted for by (1) a decrease in the “Series L cumulative redeemable preferred stock” line on our consolidated balance sheet due to the derecognition of the stated value of the Series L Preferred Stock, which is $28.37 (the “Series L Stated Value”), related to such shares; (2) an increase in the “Additional paid-in capital” line on our consolidated balance sheet due to the derecognition of the issuance-specific offering costs, discount, and non-issuance-specific costs (the “Series L Offering Costs”) related to such shares; (3) an increase in the “Distributions in excess of earnings” line on our consolidated balance sheet and an increase in the “Redeemable preferred stock dividends declared or accumulated” line on our consolidated statement of operations both due to the recognition of the payment of accumulated dividends related to such shares; (4) an increase in the “Distributions in excess of earnings” line on our consolidated balance sheet and an increase in the “Redeemable preferred stock dividends declared or accumulated” line on our consolidated statement of operations both due to the recognition of the difference between the Purchase Price, excluding the amount of dividends on the Series L Preferred Stock that will have accrued as of the Expiration Date, and the Series L Stated Value related to such shares after deducting the Series L Offering Costs related to such shares; (5) an increase in the “Distributions in excess of earnings” line on our consolidated balance sheet due to the recognition of the costs incurred in connection with the Offer; and (6) a corresponding increase in the “Debt, net” line on our consolidated balance sheet for the Purchase Price of such shares and the costs incurred in connection with the Offer.  Shares of Series L Preferred Stock we acquire pursuant to the Offer will be cancelled and will no longer be outstanding, and will instead be restored to the status of authorized but unissued shares of preferred stock without designation as to class or series.

Plans or Proposals

Except for (1) the offering and issuance of the Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”), (2) potential offerings of securities of the Company by the Company, which may occur in the U.S., in Israel or elsewhere, and may be issued pursuant to the Company’s registration statement on Form S-3 (Reg. No. 333-233255) or otherwise, (3) as previously disclosed, our intent to achieve and maintain leverage levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own and (4) such matters otherwise disclosed or incorporated by reference into this Offer to Purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of assets of the Company or any of our subsidiaries;

•                  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or the structure of its assets;

•                  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

•                  any other material change in our corporate structure or business;

•                  any engagement in a related party transaction or change to the Company’s business policy that would be expected to materially affect the rights of holders of Series L Preferred Stock;

•                  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•                  any class of securities ceasing to be authorized for listing on Nasdaq or the TASE;

•                  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•                  the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company; or

•                  any changes in our charter and bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Following completion of the Offer, we or our affiliates may repurchase any shares of Series L Preferred Stock that remain outstanding, whether through purchases in the open market, in privately negotiated transactions or otherwise. Any of such future purchases may be on terms that are more or less favorable than the Offer. However, Rules 14e-5 and 13e-4 promulgated under the Exchange Act and Section 24 of the Securities Regulations (Tender Offer) of 2000, prohibit us and our affiliates from purchasing any shares of Series L Preferred Stock prior to the Expiration Date, other than pursuant to the Offer, and, subject to certain exceptions, for a period of ten U.S. business days after the Expiration Date. Whether and to what extent we or our affiliates engage in future purchases of Series L Preferred Stock will depend on many factors, including market conditions and the condition of our business.

3. Procedures for Tender

You may tender shares of Series L Preferred Stock only by following the procedures described in this section. No Series L Preferred Stock may be tendered using a guaranteed delivery procedure. All holders that tender shares of Series L Preferred Stock in the Offer will be deemed to have made the agreements and representations set forth in “—Agreements and Representations” below.

To participate in the Offer, Member Holders, who hold their Series L Preferred Stock through a TASE member, must tender their Series L Preferred Stock to the Israeli Tender Offer Coordinator, Israel Brokerage & Investments, I.B.I. Ltd., pursuant to the instructions described in “—Tenders to the Israeli Tender Offer Coordinator” below. All Non-Member Holders who wish to participate in the Offer must tender their Series L Preferred Stock to the U.S. Depositary, Computershare Trust Company, N.A., in accordance with the instructions for tender described in “—Tenders to the U.S. Depositary” below.

Agreements and Representations

The valid tender of Series L Preferred Stock pursuant to the applicable procedure described in this section will constitute a binding agreement between a tendering holder and us on the terms and subject to the conditions of the Offer. Any tender of your shares of Series L Preferred Stock pursuant to the applicable procedure described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•                  you have the full power and authority to tender, sell, assign and transfer such tendered shares of Series L Preferred Stock;

•                  when we accept your Series L Preferred Stock for payment, we will acquire good and unencumbered title to your Series L Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right; and

•                  such stockholder has a “net long position” in a number of shares of Series L Preferred Stock at least equal to the number of shares of Series L Preferred Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and such tender of shares of Series L Preferred Stock otherwise complies with Rule 14e-4 promulgated under the Exchange Act, as described below.

Tendering holders of Series L Preferred Stock will also be deemed to have agreed:

•                  to execute and deliver upon our request any additional documents deemed by the Israeli Tender Offer Coordinator, U.S. Depositary or us to be necessary or desirable to complete the assignment and transfer of the tendered shares; and

•                  with respect to tenders to the U.S. Depositary, that the delivery and surrender of the tendered shares will not be effective, and the risk of loss of the tendered shares will not pass to the U.S. Depositary unless and until the U.S. Depositary receives a properly transmitted Agent’s Message (as defined below) together with all accompanying evidences of authority and any other documents required for tender in form satisfactory to us.

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares of Series L Preferred Stock for such person’s own account unless, at the time of tender and at the end of the proration period such person has a “net long position” (i.e., more shares of Series L Preferred Stock held in long positions than in short positions) in a number of shares of Series L Preferred Stock that is equal to or greater than the number of shares tendered and will deliver or cause to be delivered such shares of Series L Preferred Stock for the purpose of tendering to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Tenders to the Israeli Tender Offer Coordinator

To tender shares in the Offer prior to the Expiration Date (Israel time), a Member Holder must deliver a notice of its tender, a form of which is attached to the Schedule TO (an “Acceptance Notice”), duly signed by such Member Holder or a duly authorized attorney-in-fact, to the TASE member through which such shares of Series L Preferred Stock are held (the “Applicable TASE Member”). Generally, TASE members require that the Acceptance Notice be submitted during Israeli business hours, which are typically between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time) on Israeli business days. Member Holders should confirm with their respective Applicable TASE Members at what times the Acceptance Notice may be submitted.

To tender shares in the Offer at any time on the Expiration Date (Israel time), a Member Holder must deliver the Acceptance Notice directly to the Israeli Tender Offer Coordinator at its address set forth on the back cover of this Offer to Purchase. Such Acceptance Notice will be valid only if (1) the Member Holder properly completes and submits a copy of such Acceptance Notice to the Applicable TASE Member no later than 4:00 p.m., Israel time (9:00 a.m., New York time), and (2) the Applicable TASE Member provides the Israeli Tender Offer Coordinator with an additional TASE Member Notice (as described below) no later than 5:00 p.m., Israel time (10:00 a.m., New York time), on that same day.

On the Expiration Date, each Applicable TASE Member will deliver to the Israeli Tender Offer Coordinator, at its address set forth on the back cover of this Offer to Purchase, one notice, a form of which is attached to the Schedule TO (a “TASE Member Notice”), representing all Acceptance Notices delivered to such Applicable TASE Member in accordance with the above provisions.

If any condition to the Offer is not satisfied prior to the Expiration Date and not waived by us, or if we withdraw the Offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Member Holders) via the Israeli Tender Offer Coordinator.

Tenders to the U.S. Depositary

To tender shares in the Offer, a Non-Member Holder tendering shares of Series L Preferred Stock registered in book-entry form in such holder’s name (i.e., the tendering holder is the holder of record and the beneficial owner of such shares) must deliver to the U.S. Depositary, at its address set forth on the back cover of this Offer to Purchase, prior to 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date, a properly completed and duly executed Letter of Transmittal (or an Agent’s Message in lieu of a Letter of Transmittal), together with any required signature guarantees and any other documents required for tender. The term “Agent’s Message” means a message transmitted by the Depository Trust Company (the “DTC”) to, and received by, the U.S. Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the shares of Series L Preferred Stock that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If a Non-Member Holder desires to tender Series L Preferred Stock that is beneficially owned through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant, such Non-Member Holder should contact the legal owner of such shares, or the relevant DTC participant, promptly and instruct it to tender such shares of Series L Preferred Stock on its behalf. Beneficial owners are urged to appropriately instruct the legal owner of such shares (e.g., the bank, broker, custodian, commercial bank or trust company) at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction. A broker, dealer, commercial bank, trust company or other DTC participant tendering shares on behalf of a Non-Member Holder may (1) deliver to the U.S. Depositary the documents required for tender as set forth above in accordance with the procedures of tender of a Non-Member Holder of record or (2) with respect to any DTC participant, follow the procedures set forth below under “—Book-Entry Delivery”.

The method of delivery, including through DTC, of all documents required for valid tender is at the option and risk of the tendering holder and delivery will be deemed made only when actually received by the U.S. Depositary. We recommend that Non-Member Holders electing to deliver such documents by mail use only registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  Generally, all signatures on Letters of Transmittal must be guaranteed by either a financial institution that is a member of the Security Transfer Agent Medallion Signature Program or any other “Eligible Guarantor Institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act (collectively, an “Eligible Institution”). However, no signature guarantee is required on a Letter of Transmittal with respect to shares of Series L Preferred Stock tendered:

•                  by a registered holder of Series L Preferred Stock who has (1) signed the Letter of Transmittal and (2) not completed the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•                  for the account of an Eligible Institution.

Book-Entry Delivery.  The U.S. Depositary will establish an account with respect to the Series L Preferred Stock at DTC for purposes of the Offer no later than two U.S. business days following the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares of Series L Preferred Stock by causing DTC to transfer such shares of Series L Preferred Stock into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of shares of Series L Preferred Stock may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, an Agent’s Message and any other documents required for tender must, in any case, be received by the U.S. Depositary at its address set forth on the back cover of this Offer to Purchase no later than 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date. Delivery of documents to DTC does not constitute delivery to the U.S. Depositary.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 24%, unless a stockholder that holds shares of Series L Preferred Stock:

•                                          provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•                                          is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the Internal Revenue Service (the “IRS”). A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Offer, each stockholder should provide the applicable withholding agent with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup U.S. federal income tax withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Non-U.S. stockholders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the U.S. Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

4. Withdrawal of Tenders

Tenders of Series L Preferred Stock are irrevocable, except that you may withdraw any shares of Series L Preferred Stock tendered in the Offer at any time prior to 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date.  Additionally, so long as such shares have not been accepted for payment by us at the time of such withdrawal, you may withdraw shares of Series L Preferred Stock tendered in the Offer at any time after or December 19, 2019, or the expiration of forty U.S. business days from the date of this Offer to Purchase. Any withdrawals of tenders must be made in accordance with the procedures set forth in this section.

Withdrawals of tendered shares of Series L Preferred Stock may not be rescinded. If you have properly withdrawn shares of Series L Preferred Stock, such shares of Series L Preferred Stock will be deemed to not have been properly tendered for purposes of the Offer. However, withdrawn shares of Series L Preferred Stock may be re-tendered in accordance with the procedures described in Section 3, “Procedures for Tender”.

Withdrawal of Tenders to the Israeli Tender Offer Coordinator

A Member Holder who tendered shares of Series L Preferred Stock to the Israeli Tender Offer Coordinator may withdraw such shares from the Offer by delivering to its Applicable TASE Member a duly completed Notice of Withdrawal, a form of which is attached to the Schedule TO, including (1) a copy of the Acceptance Notice pursuant to which such Member Holder tendered shares, which Acceptance Notice must be marked “Acceptance Notice Cancelled”, (2) a notation regarding the original date and time of delivery of such Acceptance Notice to its Applicable TASE Member, and (3) the signature of such Member Holder or a duly authorized attorney-in-fact. We recommend that a withdrawing holder confirm with its Applicable TASE Member the deadline to submit a cancelled Acceptance Notice.

Withdrawal of Tenders to the U.S. Depositary

A Non-Member Holder who tendered shares of Series L Preferred Stock to the U.S. Depositary may withdraw such shares by timely delivering to the U.S. Depositary, at the address set forth on the back cover of this Offer to Purchase, a written notice of withdrawal specifying (1) that such Non-Member Holder is withdrawing the election to tender their shares of Series L Preferred Stock, (2) the name of the person who tendered the Series L Preferred Stock to be withdrawn and (3) the number of tendered shares of Series L Preferred Stock to be withdrawn. If Series L Preferred Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, “Procedures for Tender—Tenders to the U.S. Depositary—Book-Entry Delivery”, such notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares of Series L Preferred Stock and otherwise comply with the procedures of DTC. If shares of Series L Preferred Stock held, directly or indirectly, by a given Non-Member Holder were tendered using more than one Letter of Transmittal, such shares may be withdrawn using either separate notices of withdrawal or a combined notice of withdrawal specifying the shares of Series L Preferred Stock to be withdrawn.

5. Acceptance of Tendered Shares; Return of Unaccepted Shares

Acceptance of Tendered Shares

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, properly tendered shares of Series L Preferred Stock (or defectively tendered shares of Series L Preferred Stock with respect to which we have waived such defect, as described in “—Determination of Validity of Tender and Withdrawal” below) that are not properly withdrawn, subject to the proration provision of the Offer, when, as and if we give oral or written notice of such acceptance to the Israeli Tender Offer Coordinator or the U.S. Depositary, as applicable.

On the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price in respect of the shares of Series L Preferred Stock accepted for payment pursuant to the Offer as promptly as practicable after the Expiration Date. The settlement date in respect of any shares of Series L Preferred Stock that are properly tendered prior to the Expiration Date and accepted by us is expected to occur within three Israeli business days following the Expiration Date (the “Settlement Date”).

On the Settlement Date, the Israeli Tender Offer Coordinator will tender to us the shares of Series L Preferred Stock properly tendered to the Israeli Tender Offer Coordinator and the U.S. Depositary and accepted by us in the Offer, and we will pay or cause to be paid to the Israeli Tender Offer Coordinator and the U.S. Depositary the aggregate Purchase Price in respect of shares accepted from each of them, in cash in ILS, less any applicable withholding taxes and without interest. The Israeli Tender Offer Coordinator and the U.S. Depositary, as applicable, will act as the agent of holders of Series L Preferred Stock who tendered shares to such entity in the Offer, for the purpose of receiving payments in respect of the Purchase Price and transmitting such payments to such tendering stockholders.

In all cases, payment for shares of Series L Preferred Stock tendered and accepted for payment in the Offer will be made to a given holder only after timely receipt by the Israeli Tender Offer Coordinator or the U.S. Depositary, as applicable, of the documents required for tender as set forth in Section 3, “Procedures for Tender”.

The Company will determine the proration factor, if any, applicable to the Offer and each of the Israeli Tender Offer Coordinator and the U.S. Depositary will separately pay for shares of Series L Preferred Stock properly tendered to them and accepted for payment by the Company as promptly as practicable after the Expiration Date as described in Section 1, “Terms of the Offer; Proration”.

We will pay all stock transfer taxes, if any, payable on the transfer to the Company of shares of Series L Preferred Stock purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of Series L Preferred Stock are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Israeli Tender Offer Coordinator or the U.S. Depositary, as applicable.

Return to Tendering Holders of Unaccepted Shares

If any shares of Series L Preferred Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, then, promptly following the Expiration Date or the earlier termination of the Offer:

•                  if such shares were tendered to the Israeli Tender Offer Coordinator, then we will instruct the Israeli Tender Offer Coordinator to promptly notify the Applicable TASE Members of the number of shares not accepted for payment, which will in turn notify the appropriate Member Holders; or

•                  if such shares were tendered to the U.S. Depositary, then such shares will be credited at our expense (1) to the registered holder’s book-entry account with the transfer agent or (2) for shares held through a DTC participant, to an account maintained at DTC designated by the participant that originally delivered such shares of Series L Preferred Stock on behalf of a Non-Member Holder.

Determination of Validity of Tender and Withdrawal

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series L Preferred Stock, or any withdrawal of a valid tender of Series L Preferred Stock, will be determined by us, in our sole discretion. Such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by holders of Series L Preferred Stock. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which we determine may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender in the Offer, or withdrawal from the Offer, of Series L Preferred Stock, whether or not similar defects or irregularities present in other tenders or withdrawals are similarly waived. A tender of Series L Preferred Stock will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary, our outside legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals of Series L Preferred Stock or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, Acceptance Notices and the instructions thereto) will be final and binding.

Delay in Acceptance

If we extend the Offer and are subsequently delayed in our purchase of shares of Series L Preferred Stock or are otherwise unable to purchase shares of Series L Preferred Stock pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Israeli Tender Offer Coordinator and the U.S. Depositary may, subject to applicable law, retain tendered shares of Series L Preferred Stock on our behalf, and such shares of Series L Preferred Stock may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4, “Withdrawal of Tenders”. Our reservation of the right to delay payment for shares of Series L Preferred Stock that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the shares of Series L Preferred Stock tendered promptly after the completion or earlier termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase shares of Series L Preferred Stock pursuant to the Offer. See Section 6, “Conditions of the Offer”.

Announcement of Results

We will publicly announce the final results of the Offer promptly after they are determined (expected to be no later than two Israeli business days following the Expiration Date). In addition, we will publish the final results of the Offer in two daily newspapers having a mass circulation and published in Israel in the Hebrew language no later than one Israeli business day following the announcement of the final results of the Offer.

6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment or to purchase any shares of Series L Preferred Stock tendered in the Offer if the following conditions have not been satisfied (or are reasonably determined by the Company to not be satisfied), given that we did not know and could not have known of, in each case, on the date of this Offer, that such condition would not be satisfied, and that the non-satisfaction of such condition would cause the terms of the Offer to become materially different from the terms which a reasonable offeror would have proposed had it known that such condition would not be satisfied on the date of this Offer or, to the extent permissible under applicable law, waived by us on or prior to the Expiration Date:

•                  we shall have obtained any approvals, licenses, permits or consents of any competent authority or any other approval which, in our reasonable judgment, are necessary in order to consummate the Offer no later than one Israeli business day prior to the Expiration Date;

•                  no change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general legal, economic, financial, currency exchange or market conditions in the United States, Israel or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the Offer, and, in the case of any of the foregoing existing at the time of the commencement of the Offer, no material acceleration or worsening thereof shall have occurred or be threatened;

•                  there shall not have occurred (1) any suspension or limitation of trading in securities generally in the securities or financial markets of the United States or Israel, (2) a declaration of a banking moratorium by United States federal or New York authorities or any suspension of payments in respect of commercial banks in the United States, whether or not mandatory, (3) any limitation by any governmental, regulatory or administrative agency or instrumentality that that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by commercial banks or other lending institutions in the United States or (4) a commencement of a war or armed hostilities involving or relating to the United States or Israel or other international or national emergency or crisis directly or indirectly involving the United States or Israel (or, in the case of any of the foregoing events in (3) or (4) existing at the time of the commencement of the Offer, no material acceleration or worsening thereof shall have occurred or be threatened);

•                  there shall exist no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates;

•                  there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or in our judgment is reasonably likely to (1) be materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates or (2) directly or indirectly make the purchase of, or payment for, some or all of the shares of Series L Preferred Stock pursuant to the Offer illegal or prohibit, prevent, restrict or delay the consummation of the Offer;

•                  no tender or exchange offer for any or all of the outstanding shares of capital stock of the Company (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after the date of this Offer to Purchase; and

•                  we shall not have determined, in our reasonable judgment, that the consummation of the Offer could (1) jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes as a result of a change in applicable law or its interpretation occurring after the date of this Offer to Purchase or (2) cause the shares of Series L Preferred Stock to be delisted from Nasdaq or the TASE as a result of a change in the listing rules of Nasdaq or the TASE or their interpretation or application to the Company or the Series L Preferred Stock occurring after the date of this Offer to Purchase.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in our discretion prior to or on the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determination is challenged by holders of Series L Preferred Stock. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date.

In the event each of the conditions is not satisfied and we have not waived the satisfaction of such condition prior to or on the Expiration Date, we may, in our sole discretion, terminate or amend the Offer, or postpone the acceptance for payment of or the purchase of shares of Series L Preferred Stock tendered, subject to applicable law.

Except for the filing with the SEC and the ISA of the Schedule TO, of which this Offer to Purchase forms a part, we are not aware of any filing, approval or other action by or with any governmental authority or regulatory agency that would be required for us to complete the Offer that has not been made or obtained. See Section 11, “Certain Legal Matters; Regulatory Approvals”.

The Offer is not conditioned upon the receipt of financing or the tender of any minimum or maximum number of shares of Series L Preferred Stock.

7. Market Information; Dividends on Series L Preferred Stock

Market Information

On November 21, 2017, we issued 8,080,740 shares of Series L Preferred Stock at a price per share of 98.75 ILS (or approximately $28.09 USD as converted from ILS to USD at the representative exchange rate of 3.5160 ILS per USD as of November 20, 2017 as published by the Bank of Israel on its website) and received 797,973,075 ILS (or approximately $226,954,799.49 USD as converted from ILS to USD at the representative exchange rate of 3.5160 ILS per USD as of November 20, 2017 as published by the Bank of Israel on its website).

The following table sets forth, for each of the periods indicated, the high and low prices at which sales of the Series L Preferred Stock were consummated the given period as reported on the TASE, the principal trading market of the Series L Preferred Stock, under the ticker symbol “CMCTP”.

Quarter Ended	High (in ILS)	Low (in ILS)
December 31, 2019 (through October 21, 2019)	95.01	91.01
September 30, 2019	98.00	88.80
June 30, 2019	95.95	90.00
March 31, 2019	93.15	88.56
December 31, 2018	98.75	89.50
September 30, 2018	98.97	92.81
June 30, 2018	96.49	90.00
March 31, 2018	95.49	90.00
December 31, 2017 (1)	96.40	93.51

(1)         Reflects the period from and including November 26, 2017, the first date on which the Series L Preferred Stock traded on the TASE, through and including December 31, 2017.

The following table sets forth, for each of the periods indicated, the high and low adjusted closing prices of the Series L Preferred Stock during the given period as reported on the TASE, the principal trading market of the Series L Preferred Stock, under the ticker symbol “CMCTP”.

Month Ended	High (in ILS)	Low (in ILS)
October 31, 2019 (through October 21, 2019)	95.00	91.01
September 30, 2019	95.65	92.17
August 31, 2019	93.50	88.80
July 31, 2019	92.00	89.20
June 30, 2019	93.12	91.65
May 31, 2019	95.95	90.20
April 30, 2019	91.50	90.00
March 31, 2019	90.00	88.57
February 28, 2019	93.15	89.02
January 31, 2019	93.00	89.13
December 31, 2018 (1)	91.59	88.18
November 30, 2018	92.15	90.51
October 31, 2018	91.98	90.06

(1)         The Company paid on January 17, 2019 a cash dividend in the amount of $1.56035 USD per share (as converted to and paid in ILS) to holders of record of Series L Preferred Stock as of the close of business on December 31, 2018. The base price of each share of Series L Preferred Stock on the TASE was adjusted on December 31, 2018 to reflect such dividend.

The last reported sale price of the shares of Series L Preferred Stock on the last full trading day before we commenced the Offer was $26.85 USD per share on Nasdaq on October 21, 2019, and 95.00 ILS per share on the TASE (or the equivalent of $26.89 USD at the Informative Exchange Rate) on October 17, 2019.

The average closing price for shares of Series L Preferred Stock on Nasdaq during the six months prior to the date of this Offer to Purchase, i.e., between April 22, 2019 and October 21, 2019, was $25.95 USD per share. Accordingly, the Purchase Price is approximately 12.2% higher than such average closing price on the Nasdaq and is approximately 8.5% higher than the closing price of $26.85 USD on the Nasdaq on October 21, 2019.

The average adjusted closing price for shares of Series L Preferred Stock on the TASE during the six months prior to the date of this Offer to Purchase, i.e., between April 22, 2019 and October 21, 2019, was approximately 91.89 ILS per share. Accordingly, assuming the Informative Exchange Rate, the Purchase Price (the equivalent of approximately 102.88 ILS at the Informative Exchange Rate) is approximately 12.0% higher than such average closing price on the TASE and is approximately 8.3% higher than the adjusted closing price of 95.00 ILS on the TASE on October 17, 2019.

Dividends on Series L Preferred Stock

Subject to the Preferred Distribution Conditions (as defined below), holders of our Series L Preferred Stock are entitled to receive, if, as and when authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock (the “Series L Preferred Distribution”), at an annual rate of 5.5%, which rate is subject to increase under certain circumstances summarized below, of the Series L Stated Value. The Series L Preferred Distribution is cumulative. If the Company fails to timely declare dividends or fails to timely pay dividends on our Series L Preferred Stock, the annual dividend rate of our Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%, until the Company has paid all accrued dividends on our Series L Preferred Stock for any past dividend periods.

We are permitted to pay the Series L Preferred Distribution, out of legally available funds in respect of a given fiscal year, only if the following “Preferred Distribution Conditions” are satisfied:

•                  we must have declared the entire “Initial Dividend”, which for a given fiscal year is a minimum annual amount that is announced by us at the end of the prior fiscal year, with respect to our common stock for such fiscal year;

•                  we must have paid in such fiscal year dividends on our common stock in an amount equal to or greater than the product of (1) the Initial Dividend multiplied by (2) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the year (including the then-current quarter) and the denominator of which is four; and

•                  we must have declared and paid (or declared and set apart for payment) full cumulative dividends equal to the amount of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods.

8. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate amount paid to holders of Series L Preferred Stock in exchange for their properly tendered shares will be $78,437,049.60. If the Offer is fully subscribed, we expect that the aggregate Purchase Price for shares of Series L Preferred Stock purchased in the Offer, together with all related fees and expenses, will be approximately $79.4 million.

We intend to fund the Purchase Price for shares of Series L Preferred Stock purchased in the Offer, and related fees and expenses, from borrowings under our revolving credit facility (consistent with our targeted capital structure of 45% common equity and 55% debt and preferred equity). The Offer is not subject to a financing contingency.

In October 2018, the Company entered into a revolving credit facility by and among certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and certain lenders thereto. The revolving credit facility permits us to borrow up to a maximum of $250,000,000, subject to a borrowing base calculation. The revolving credit facility is not subject to any financial covenants. The revolving credit facility is secured by deeds of trust on certain properties. Outstanding advances under the revolving credit facility bear interest, at the election of the Company upon due notice to the administrative agent, at (i) the base rate plus 0.55% or (ii) London Interbank Offered Rate plus 1.55% (the option described in this subclause (ii), the “LIBOR Option”). The revolving credit facility is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The revolving credit facility matures in October 2022 and provides for one one-year extension option under certain conditions. After giving effect to the borrowing needed to fund the Purchase Price for shares of Series L Preferred Stock to be purchased in the Offer and pay the related fees expenses, we have $146,500,000 outstanding and approximately $97,100,000 available for future borrowings. As of the date hereof, existing advances (including advances needed to fund the Purchase Price for shares of Series L Preferred Stock to be purchased in the Offer and pay the related fees and expenses) under the revolving credit facility bear interest at the LIBOR Option, or 3.43% in the aggregate. The Company has no current plans to refinance or repay the revolving credit facility. The description of the revolving credit facility set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal year ended June 30, 2019 filed with the SEC on August 8, 2019 is incorporated by reference into this Offer to Purchase.

In accordance with Israeli regulations, the Israeli Tender Offer Coordinator, as a member of the TASE, has agreed to guarantee our obligation to pay for the shares of Series L Preferred Stock properly tendered and not properly withdrawn in the Offer. The Company shall ensure the payment of the consideration offered pursuant to the Offer with a guarantee furnished to the Israeli Tender Offer Coordinator, to the satisfaction of the Israeli Tender Offer Coordinator.

9. Certain Information Concerning the Company

General Information

The Company is a Maryland corporation and REIT that was originally organized as PMC Commercial Trust, a Texas corporation, in 1993. Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group, L.P. (“CIM Group”). CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of the Offer.

The following table sets forth our directors and executive officers:

Name	Position
David Thompson	Chief Executive Officer
Jan F. Salit	President & Secretary
Nathan D. DeBacker	Chief Financial Officer
Douglas Bech	Director
Robert Cresci	Director
Kelly Eppich	Director
Frank Golay, Jr.	Director
Shaul Kuba	Director
Richard Ressler	Director
Avraham Shemesh	Director

The business address of Messrs. Thompson, Salit, DeBacker, Bech, Cresci, Eppich and Golay is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Kuba, Ressler and Shemesh is c/o CIM Group, LLC, 4700 Wilshire Boulevard, Los Angeles, California 90010.

Incorporation by Reference

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Offer to Purchase and should be read with the same care.

We incorporate by reference the documents listed below (other than documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•                  the Company’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2019;

•                  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and

•                  the Company’s Current Reports on Form 8-K filed on January 22, 2019, March 7, 2019, March 18, 2019, March 29, 2019, May 6, 2019, May 31, 2019, June 19, 2019, August 5, 2019, August 8, 2019, August 12, 2019 and September 6, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by telephoning or writing the Israeli Tender Offer Coordinator or the U.S. Information Agent using their contact information set forth on the back cover of this Offer to Purchase.

10. Interests of Directors, Executive Officers and Affiliates

None of the Company, any subsidiary of the Company or, to the best of the Company’s knowledge, any executive officer, director or associate of the Company, (1) beneficially owns any shares of Series L Preferred Stock or (2) effected any transaction involving the Series L Preferred Stock during the 60 days prior to October 22, 2019.  As a result, the Company does not expect to repurchase any shares of Series L Preferred Stock from any director, officer or affiliate of the Company in connection with the Offer.

Except as set forth in this Offer to Purchase, the Schedule TO or the documents incorporated by reference into this Offer to Purchase or the Schedule TO, neither the Company nor, to the best of the Company’s knowledge, any affiliate, director or executive officer of the Company, is a party to any contract, arrangement, understanding or relationship with any other person with relating, directly or indirectly, to the Offer or the Series L Preferred Stock or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. Certain Legal Matters; Regulatory Approvals

Except for the filing with the SEC and the ISA of the Schedule TO, of which this Offer to Purchase forms a part, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares of Series L Preferred Stock as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares of Series L Preferred Stock as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares of Series L Preferred Stock tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for shares of Series L Preferred Stock are subject to the satisfaction of certain conditions. See Section 6, “Conditions of the Offer”.

12. Certain Material U.S. Federal Income Tax and Israeli Income Tax Consequences

This section summarizes the material U.S. federal income tax and Israeli income tax consequences of the Offer to holders of our Series L Preferred Stock who tender for purchase by the Company shares of Series L Preferred Stock that are subsequently accepted for payment in the Offer. This section is provided for your general information only and is not intended to constitute a formal interpretation of the applicable law or tax advice. The tax treatment of a given holder will vary depending upon the holder’s particular situation. This summary addresses only holders that hold our stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

For purposes of this section, references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower tier entities, except as otherwise indicated.

Certain Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares of Series L Preferred Stock are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, stockholders refers to the beneficial owners of Series L Preferred Stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only shares of Series L Preferred Stock that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, persons subject to the alternative minimum tax, persons that hold shares of Series L Preferred Stock as a position in a “straddle” or as a part of a “hedging”, “conversion”, “constructive sale” or integrated transaction for U.S. federal income tax purposes, persons that received their shares through the exercise of employee stock options or otherwise as compensation, or persons that purchase or sell shares as part of a wash sale for U.S. federal income tax purposes. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. This summary assumes that the Company is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes each exchange of shares of Series L Preferred Stock pursuant to the Offer.

If a partnership holds shares of Series L Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. Partners of partnerships holding shares of Series L Preferred Stock should consult their tax advisors.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

U.S. Holders

For purposes of this discussion, a “U.S. holder” means a person or entity that, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Subject to the discussion in the subsequent paragraph, our purchase of shares of Series L Preferred Stock from a U.S. holder will generally be treated as a sale or exchange of such stock. If the U.S. holder is treated having sold its shares of Series L Preferred Stock to the Company, such holder will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer, including any amount attributable to accrued but unpaid Series L Preferred Distributions, and the U.S. holder’s adjusted tax basis in the shares of Series L Preferred Stock surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Series L Preferred Stock that were sold exceeds one year as of the date of purchase by the Company in the Offer. Specified limitations may apply to the deductibility of capital losses by U.S. holders. In addition, any loss upon an exchange of shares of Series L Preferred Stock for cash in the Offer by a U.S. holder that has held such shares of Series L Preferred Stock for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received from the Company that were required to be treated by the U.S. holder as long-term capital gain. Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign tax credit purposes). Gain or loss must be determined separately for each block of shares of Series L Preferred Stock (generally, shares of Series L Preferred Stock acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares of Series L Preferred Stock it wishes to tender in the Offer if less than all of its shares of Series L Preferred Stock are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

In addition, if an exchange does not result in a meaningful reduction in a U.S. holder’s interest in the Company (e.g., because such U.S. holder, or a party related to it, simultaneously acquires shares of the Company’s common or preferred stock), it is possible that such U.S. holder’s receipt of cash in exchange for shares could instead be treated as a distribution, which distribution might be taxable as a dividend to the extent that the distribution was considered to be paid out of the Company’s earnings and profits. Dividends received by a U.S. holder from a REIT are generally not eligible for the reduced tax rate applicable to qualified dividend income.  A U.S. holder could also conceivably fail to have such a meaningful reduction in interest because it owns (either directly or through a related party) a significant percentage of the Company’s common stock, although this should not occur if the U.S. holder’s stock interest in the Company is minimal and such holder exercises no control over corporate affairs.  A U.S. holder should consult its tax advisor regarding the possibility that it could be treated as receiving a distribution of cash from the Company.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its net gains or dividend income recognized upon a sale of shares of Series L Preferred Stock pursuant to the Offer, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains and income in respect of a sale of shares of Series L Preferred Stock pursuant to the Offer.

Non-U.S. Holders

The following discussion applies to stockholders that are “non-U.S. holders”. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•                  non-resident alien individual;

•                  foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from shares of Series L Preferred Stock.

Subject to the discussion in the subsequent paragraph, our purchase of shares of Series L Preferred Stock from a non-U.S. stockholder will generally be treated as a sale or exchange of such stock, and the amount realized in such sale or exchange should equal the total amount of cash received by the non-U.S. stockholder on the redemption, including any amount attributable to accrued but unpaid Series L Preferred Distributions.

In addition, if an exchange does not result in a meaningful reduction in a non-U.S. holder’s interest in the Company (e.g., because such non-U.S. holder, or a party related to it, simultaneously acquires shares of the Company’s common or preferred stock), it is possible that such non-U.S. holder’s receipt of cash in exchange for shares could instead be treated as a distribution, which distribution might be taxable as a dividend subject to US withholding tax to the extent that the distribution was considered to be paid out of the Company’s earnings and profits. A non-U.S. holder could also conceivably fail to have such a meaningful reduction in interest because it owns (either directly or through a related party) a significant percentage of the Company’s common stock, although this should not occur if the non-U.S. holder’s stock interest in the Company is minimal and such holder exercises no control over corporate affairs.  A non-U.S. holder should consult its tax advisor regarding the possibility that it could be treated as receiving a distribution of cash from the Company.

We believe that we are, and we expect to be as of the time we purchase shares of Series L Preferred Stock pursuant to the Offer, a domestically controlled REIT (generally, a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of capital stock are held directly or indirectly by non-U.S. persons), and, therefore, we expect that taxation under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, generally will not apply to our purchase of shares of Series L Preferred Stock from a non-U.S. holder, and the rest of this discussion assumes that will be the case. If the purchase of shares of Series L Preferred Stock by the Company in the Offer is characterized as a sale or exchange with respect to a non-U.S. holder, the non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares of Series L Preferred Stock in the Offer unless:

•                  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•                  the non-U.S. holder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.  An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to the payment of proceeds to you from the sale of Series L Preferred Stock effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.  See Section 3, “Procedures for Tender,” with respect to the application of backup U.S. federal income tax withholding.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements in respect of the payment of the proceeds from the sale of Series L Preferred Stock effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption. See Section 3, “Procedures for Tender,” with respect to the application of backup U.S. federal income tax withholding.

Payment of the proceeds from the sale of Series L Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Certain Material Israel Income Tax Consequences

The following summary describes the material Israeli income tax consequences relating to the Offer to stockholders whose shares of Series L Preferred Stock are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, stockholders refers to the beneficial owners of Series L Preferred Stock. This summary is based upon the Income Tax Ordinance (New Version), 1961 (the “Ordinance”), Income Tax Regulations (withholding from apposition, from payment or from capital gain in the sale of Security, in the sale of a unit in trust fund or in future transaction), 2002 (the “Withholding From Apposition Regulations”), 2005 (the “Deduction From Interest Regulations”) and Israeli Tax Authority Ruling issued in October 2017 regarding CIM Commercial Trust Corporation (the “Ruling”), all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in Israeli income tax consequences different from those described below.

This summary addresses only shares of Series L Preferred Stock that are held as capital assets within the meaning of Chapter E of the Ordinance and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Ordinance, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities, insurance companies, tax-exempt organizations, regulated investment companies, or persons that received their shares through the exercise of employee stock options or otherwise as compensation.

If a partnership holds shares of Series L Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. Partners of partnerships holding shares of Series L Preferred Stock should consult their tax advisors.

The discussion contained in this section summarizes the material principles of the Ruling pertaining to the material Israeli income tax consequences to holders tendering shares of Series L Preferred Stock in the Offer. The following summary with respect to the Israeli tax aspects of the Series L Preferred Stock is not intended to constitute a formal interpretation of the applicable law, is not tax advice and does not address all aspects of taxation that may be relevant to particular stockholders of Series L Preferred Stock in light of their personal investments or tax circumstances.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

Israeli Stockholders

In general, under Israeli tax laws, gains arising upon the disposition (sale, exchange, transfer etc.) of most types of tangible and intangible capital assets located in Israel or constituting direct or indirect rights to assets in Israel are treated as Israeli-source income and are subject to Israeli tax, regardless of the seller’s residency. It should be noted that the classification of the income derived from redemption of Series L Preferred Stock or from the sale of securities of the Company (“Company Securities”), including the sale of Series L Preferred Stock to the Company in accordance with the Offer, is not entirely clear under Israeli tax laws, as there is no explicit reference in the Ordinance for such type of a transaction.

The Ruling provides that so long as the Company is classified as a REIT under the Code, any consideration derived from the redemption of Series L Preferred Stock (up to the stated value) or from the sale of Company Securities might be classified as capital gains in Israel in accordance to section 89(a) of the Ordinance and as a result, will be liable to tax in Israel. Tendering of the Series L Preferred Stock in accordance with the Offer will likely to be treated as a sale, with respect to the entire Purchase Price.

The tax rate of capital gains in Israel for individuals is generally 25%. An individual holding, directly or indirectly, at least 10% of the interests in a company at the time of sale or at any time during the 12 months preceding the sale of its securities, is subject to a 30% tax. Corporations are taxed at corporate tax rate of 23%.

This classification shall not apply to an individual whose income realized in such tender is classified as income from a “business” or a “vocation” in accordance with the provisions of Section 2(1) of the Ordinance. In such case, the individual will be subject to a marginal rate up to the Maximum Marginal Rate and the Surtax (as such terms are defined below), if applicable. A corporation (or any other entity that is taxable as corporation) will be subject to the Corporate Tax Rate in respect of such real capital gain. Israeli entities that are exempt from tax under the provisions of Section 9(2) of the Ordinance (a “Section 9(2) Entity”) may be exempt from tax on the real gain derived from such tender provided that the certain conditions of the section applicable to such entities are met. The marginal individual income tax rates as of the date of this Offer to Purchase provide maximum tax rate of 47% (the “Maximum Marginal Rate”) and a surtax (imposed on total annual income in excess of ILS 649,560 in 2019) of 3% (the “Surtax”).

Withholding Tax.  According to the Ruling, TASE members shall be liable for withholding tax, insofar as Company Securities are held by holders through them. For withholding purposes only, the following will apply:

•                  Capital Gain - TASE members shall withhold tax from the sale or the redemption of Company Securities in accordance with the Withholding From Apposition Regulations, as income from capital gain at a rate of 25% for an individual, and at the Israeli Corporate Tax Rate for a corporation, unless an exemption or a reduced tax rate certificate is provided, in each case subject to the offset of losses that the holder is allowed to deduct. Please note that capital gain derived from the sale (including redemption) of any security which is delisted from TASE will be subject to withholding tax at a rate of 30%, unless a reduced tax rate certificate is provided.

If a holder of Company Securities is exempted from filing reports in accordance with the Income Tax Regulations (Exemption from Reporting), 1988 and the tax withholding with respect to Company Securities will be made in accordance with the Ruling, such holder will be exempted from filling a report to the Israeli Tax Authority (however holders will need to follow the process described below in order to receive a tax credit in Israel).

Non-Israeli Tax Credit.  In respect of the tax liability for the sale of Company Securities (including through redemption) or the distribution of a dividend, an Israeli resident (an individual or a corporation) shall be given a credit in the amount of the foreign tax that was withheld in the U.S. in accordance with the Code with respect to the sale of Company Securities or dividend distribution (the “Foreign Tax”), all subject to the provisions of the tax treaty between Israel and the United States (the “Tax Treaty”) and the conditions defined in Chapter Three: Relief From Double Taxation in the Ordinance and in particular sections 199 - 210 of the Ordinance, and subject to the filing of appropriate approvals and statements.

A holder of Company Securities that files a tax return report with the Israeli Tax Authority, detailing the income derived from distributions made by the Company for which U.S. tax was withheld and the classifications of such distributions match the Ruling’s classifications (as listed above), will be granted credit for the Foreign Tax, all in accordance with and subject to the ITA’s provisions and the Tax Treaty’s provisions.

The Foreign Tax will be credited in Israel, as described above, provided that the holder of such Company Securities is not entitled to receive any tax credits from the IRS in consideration of the Foreign Tax.

Non-Israeli Stockholders

The tender of Series L Preferred Stock in exchange for cash should generally be a taxable event for Israeli income tax purposes (as described above in respect of Israeli stockholders). However, a non-Israeli stockholder should generally be exempt from tax. provided that such gain is not classified as a “dividend” in accordance to section 2(4) of the Ordinance and provided that such gain is not attributable to its (the investor’s) permanent establishment in Israel, subject to the provisions of Section 97(b2) of the Ordinance. According to Section 68A of the Ordinance, these exemptions from Israel income tax will not apply to a non-Israeli resident corporation if Israeli residents are, directly or indirectly, the controlling stockholders, the beneficiaries or are entitled to 25% or more of the income or earnings of such foreign corporation. An exemption may also be applicable under an applicable tax treaty subject to its terms and conditions.

13. Extension, Amendment and Termination of the Offer

Extension

Subject to applicable law, including any rules and regulations of the SEC and the ISA, we expressly reserve the right, in our sole discretion, at any time and from time to time no later than one Israeli business day prior to the Expiration Date, to extend the period of time that the Offer is open and delay acceptance for payment of, and payment for, any tendered shares of Series L Preferred Stock. Notwithstanding the foregoing, we may not extend the Expiration Date to a date later than December 19, 2019, the final TASE trading day on or prior to the date that is sixty days after the date of this Offer to Purchase. However, if we increase the number of shares of Series L Preferred Stock sought in the Offer or increase the Purchase Price, then the Offer must remain open for at least ten U.S. business days following the date that notice of such change is first published, sent or given in the manner specified in Section 13, “Extension, Amendment and Termination of the Offer”. Further, we may be required by law to extend the Offer if we make a material change in the terms of the Offer or in the information contained in this Offer to Purchase or waive a material condition to the Offer, or if the ISA determines this Offer to Purchase must be revised in order to comply with the provisions of the Securities Regulations (Tender Offer) of 2000, to include all of the details that it believes are important to a reasonable offeree or to protect the interests of the offerees.

In the event we extend the Offer, except as otherwise permitted by applicable law, we will provide oral or written notice to the Israeli Tender Offer Coordinator, the U.S. Information Agent and the U.S. Depositary and will publicly announce such extension by:

•                  no later than 4:00 p.m., Israel time (9:00 a.m., New York time), on the first to occur of a U.S. or Israeli business day following the day on which we decide to extend the Offer, issuing a press release announcing the extended Expiration Date; and

•                  no later than two Israeli business days following the date of our decision to extend the former Expiration Date, publishing a notice of the extension in two daily newspapers having a mass circulation and published in Israel in the Hebrew language.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated in a manner reasonably designed to inform holders of Series L Preferred Stock of such changes), we currently intend to make announcements regarding the Offer by distributing a press release and making any required newspaper publications in Israel in accordance with the same timing and manner of release described above with respect to any extensions of the Offer.

During any extension of the Offer, all shares of Series L Preferred Stock previously tendered will remain subject to the Offer unless properly withdrawn in accordance with Section 4, “Withdrawal of Tenders”.

Amendment

Subject to applicable law, including the rules of the SEC and the ISA, we expressly reserve the right, in our sole discretion, at any time and from time to time but no later than one Israeli business day prior to the Expiration Date, to amend the Offer in any respect in our sole discretion, including by increasing the Purchase Price or increasing the number of shares of Series L Preferred Stock sought in the Offer.  Notwithstanding the foregoing, in accordance with the rules of the ISA, we may not decrease the number of shares of Series L Preferred Stock sought in the Offer or decrease the Purchase Price, or otherwise amend the Offer in a way that is not beneficial to its terms.

Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments in accordance with applicable law.  In accordance with the rules of the ISA, if any amendment is made to the tender offer within three days prior to the Expiration Date, we will extend the Expiration Date to a date no earlier than three Israeli business days and no later than the later of (1) ten U.S. business days following the date of such amendment and (2) December 19, 2019, the final TASE trading day on or prior to the date that is sixty days after the date of this Offer to Purchase.

If we make a material change in the terms of the Offer or waive a material condition of the Offer, in addition to making a public announcement, we will promptly disseminate disclosure regarding such change or waiver and extend the Offer, to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act, to ensure that the Offer remains open a minimum of five U.S. business days (or such longer period as described below) from the date we disseminate disclosure regarding the material change or waiver.

If we increase the number of shares of Series L Preferred Stock sought in the Offer or increase the Purchase Price, then the Offer must remain open for at least ten U.S. business days following the date that notice of such change is first published, sent or given to stockholders in accordance with the above.  If the Expiration Date is scheduled to occur at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date of such notice, then the Offer will be extended until the expiration of the period of ten U.S. business days.

Upon making any decision on amendment of the Offer, we will announce such amendment by issuing a press release and by publishing newspaper advertisements as required by Israeli law.

Termination

Subject to applicable law, including any rules and regulations of the SEC and the ISA, we expressly reserve the right to terminate the Offer and reject for payment any shares of Series L Preferred Stock not previously accepted by us for payment if any condition to the Offer set forth in Section 6, “Conditions of the Offer”, has not been satisfied or waived by us. If we terminate the Offer, we will provide written notice to the Israeli Tender Offer Coordinator, the U.S. Information Agent and the U.S. Depositary and will issue a timely press release or other public announcement regarding the termination or amendment, which announcement shall include a publication of notice of the termination or amendment in two daily newspapers having a mass circulation and published in Israel in the Hebrew language.

Upon termination of the Offer for any reason, any shares of Series L Preferred Stock previously tendered in the Offer will be promptly returned to the tendering holders.

14. Fees and Expenses

We have retained Israel Brokerage & Investments, I.B.I. Ltd. to act as the Israeli Tender Offer Coordinator, pursuant to which role it will receive Acceptance Notices, TASE Member Notices and notices of withdrawal and respond to questions and requests from stockholders regarding the Offer. We have also retained Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as the U.S. Depositary, pursuant to which role they will receive Letters of Transmittal and notices of withdrawal and will be responsible for receiving tenders through DTC. We have further retained Georgeson LLC to act as the information agent, pursuant to which role it will respond to questions and requests from stockholders regarding the Offer.

Additionally, each of the Israeli Tender Offer Coordinator and the U.S. Depositary will act as the paying agent in respect of shares of Series L Preferred Stock tendered to each them in connection with the Offer, and will separately make payment in respect of all shares of Series L Preferred Stock that are properly tendered to each of them and purchased by the Company in the Offer. Each of the Israeli Tender Offer Coordinator, the U.S. Depositary and the U.S. Information Agent (1) will receive reasonable and customary compensation for its services, (2) will be reimbursed by the Company for reasonable expenses incurred by them in connection with the Offer and (3) will be indemnified against certain liabilities in connection with the Offer, including specified liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees as described above) for the solicitation tenders of shares of Series L Preferred Stock in connection with the Offer. Holders of Series L Preferred Stock that hold such shares through a broker, dealer, commercial bank, trust company, TASE member or other nominee are urged to consult such entity, as applicable, to determine whether transaction costs may apply if such holder tenders shares of Series L Preferred Stock through such nominee rather than directly to the Israeli Tender Offer Coordinator or the U.S. Depositary. We will, however, upon written request, reimburse brokers, dealers, commercial banks, trust companies, TASE members and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Series L Preferred Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company, TASE member or other nominee has been authorized to act as our agent or the agent of the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares of Series L Preferred Stock, except as otherwise provided in Section 5, “Acceptance of Tendered Shares; Return of Unaccepted Shares”.

15. Miscellaneous

The Offer is intended only to be available to holders of Series L Preferred Stock within the United States and Israel, pursuant to the applicable laws of such jurisdictions. We are not aware of holders of Series L Preferred Stock in any other jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC a Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9, “Certain Information Concerning the Company”, with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares of Series L Preferred Stock in the Offer. You should rely on the information contained in this Offer to Purchase and the related documents delivered to you, including the Letter of Transmittal and the Acceptance Notice, or incorporated by reference into this Offer to Purchase. We have not authorized any person to provide you with any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the related documents delivered to you, including the Letter of Transmittal and the Acceptance Notice, or incorporated by reference into this Offer to Purchase. If anyone makes any recommendation or representation to you or provides you with any information, you must not rely on that recommendation, representation or information as having been authorized by the Company, any member of our board of directors, the Israeli Tender Offer Coordinator, the U.S. Information Agent or the U.S. Depositary or any of our or their respective affiliates.

CIM Commercial Trust Corporation

October 22, 2019

The Letter of Transmittal, Member Holder Acceptance Notice and any other documents required for tender should be sent or delivered by each tendering holder of Series L Preferred Stock, or such holder’s broker, dealer, commercial bank, trust company, TASE member or other nominee to the Israeli Tender Offer Coordinator or the U.S. Depositary as specified in Section 3, “Procedures for Tender”.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Acceptance Notice and other Offer documents may be directed to the Israeli Tender Offer Coordinator or the U.S. Information Agent at the telephone numbers and locations listed below. Holders of Series L Preferred Stock may also contact their broker, dealer, commercial bank, trust company, TASE member or other nominee and/or financial advisor for assistance concerning the Offer.

The Israeli Tender Offer Coordinator for the Offer is:

Israel Brokerage & Investments, I.B.I. Ltd.

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:

Israel Brokerage & Investments, I.B.I. Ltd.	Israel Brokerage & Investments, I.B.I. Ltd.
9 Ahad Ha’am Street	9 Ahad Ha’am Street
Tel-Aviv, Israel	Tel-Aviv, Israel

Telephone Number: +972-3-5197915

The U.S. Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Telephone Number:  (800) 903-2897

The U.S. Depositary for the Offer is:

Computershare Trust Company N.A.

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL, ACCEPTANCE NOTICE AND OTHER DOCUMENTS REQUIRED FOR TENDER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TO A RECIPIENT INAPPLICABLE TO THE TENDER OF SHARES OF SERIES L PREFERRED STOCK BY A GIVEN HOLDER, WILL NOT CONSTITUTE A VALID DELIVERY OF SUCH DOCUMENTS TO THE ISRAELI TENDER OFFER COORDINATOR OR THE U.S. DEPOSITARY, AS APPLICABLE.